UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SM&A

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ISS Endorses ALL Nine Current SM&A Directors
in May 23 Election
Key Proxy Advisors Now Three-for-Three in Rejecting
Former CEO Steven Myers Dissident Slate
Newport Beach, CA—May 15, 2008— SM&A said today it is gratified that Institutional Shareholder Services Inc. became the third straight prestigious proxy advisory firm to recommend stockholders re-elect all nine of the Company’s current directors at its May 23 annual meeting.
Earlier, Glass Lewis & Co. and PROXY Governance Inc. also recommended stockholders support all nine current SM&A directors. In doing so, the three proxy advisory services rejected the dissident slate of former CEO Steven Myers and three associates.
In its report, ISS said, “We note that the company’s performance has improved over the last fiscal year” under SM&A’s new management team, citing increases in revenue, net income and earnings per share in fiscal 2007. Of the company’s past results, ISS noted “much of this subpar performance took place under Mr. Myers’ leadership, while he was the CEO of the company until March 2007.”
Of the Myers’ slate, ISS concluded:
•	During Myers’ tenure as CEO, SM&A had a “poor track record in terms of enhancing shareholder value.” Of Myers, ISS added that “we believe that his presence would potentially be disruptive and may hinder any ongoing restructuring process in place.”

•	In analyzing the tenure of Myers’ nominee Kenneth Colbaugh when he was a company executive and director, ISS concluded “we do not believe that bringing him back to the board would add any value for shareholders given his past performance.”

•	ISS noted that Myers’ nominee Albert Nagy served on the company’s board during a period of declining performance from 2000 to 2005, adding that “his poor track record raises doubts about his ability to improve shareholder value as a board member.”

•	Myers’ nominee Redge Bendheim, ISS stated, “has no relevant industry experience and it is unclear what skills he would bring to the board.”

In concluding, ISS said: “Hence, given the dissident nominees prior track record of failing to enhance shareholder value, we are skeptical of their ability to effect a positive change at the company.”
Said SM&A Chairman Dwight L. Hanger, “We are very pleased that ISS recognized the valuable contributions our current board members make and agreed that stockholders should vote for all of the current SM&A directors. We look forward to putting the distraction of this proxy contest behind us and getting back to business full-time after the conclusion of our May 23rd annual meeting.”

We urge you to Vote your White Proxy Card today to
re-elect your current Board and
empower them to continue to guide SM&A to future success.
     The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
     Please discard and do not sign any gold proxy cards sent to you by Myers.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.

Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.
Media Contact:
Mike Sitrick or Jim Bates
Sitrick and Company
310-788-2850
Investor Contact:
Amy Bilbija
Senior Vice President
MacKenzie Partners
650-798-5206
Jim Eckstaedt
Executive Vice President and Chief Financial Officer
SM&A
949-975-1550 ext 296
SOURCE: SM&A